EXHIBIT 10.33

EXCLUSIVE LICENSE AGREEMENT

TABLE OF CONTENTS

Article 1 — Definitions

Article 2 — Grant and Reservation of Rights

Article 3 — Economic Consideration

Article 4 — Sublicensing

Article 5 — U.S. Government Rights

Article 6 — Reports, Records, and Audits

Article 7 — Confidential Information

Article 8 — Export

Article 9 — Patent Prosecution

Article 10 — Patent Enforcement

Article 11 — Warranties, Indemnifications, and Insurance

Article 12 — Duration, Conditions, Termination, and Conversion

Article 13 — General

Appendix A — Technology Specific Terms and Conditions

Appendix B — Diligence Report

Appendix C — Royalty Report Form

Appendix D —

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**PORTIONS OF THIS EXHIBIT (INDICATED BY ASTERISKS) HAVE BEEN OMITTED AS THE REGISTRANT HAS DETERMINED THAT (I) THE OMITTED INFORMATION IS NOT MATERIAL AND (II) THE OMITTED INFORMATION WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

This EXCLUSIVE LICENSE AGREEMENT between The Regents of the University of Colorado, a body corporate, having its principal office at 1800 Grant Street, 8th Floor, Denver, CO 80203 (the “University”) and Ocugen, Inc, a Delaware company having its principal office at Bioscience Park Center, 12635 E Montview Blvd Suite 100, Aurora, CO 80045 (“Licensee” has the meaning assigned to it in Article 1) is effective on the 3rd of March, 2014, (the “Effective Date”).

BACKGROUND

1.	The University is the owner of the Licensed Patent(s) (“Licensed Patents” has the meaning assigned to it in Article 1) related to University Case Number(s) [___]** and [___]**.

2.	The University wants the invention(s) described in the Licensed Patents developed and marketed as soon as possible so that the resulting products may be available for public use and benefit.

3.	The Licensee desires to license the Licensed Patents for the purpose of developing and commercializing products covered by the Licensed Patents.

Accordingly, the parties agree as follows:

GENERAL TERMS AND CONDITIONS

Article 1 Definitions

1.1    Definitions. The terms defined in the Preamble have their assigned meanings and the following terms, whether used in the singular or plural, have the meanings assigned to them.

(a)	“Affiliate” means any entity that controls, is controlled by, or is under common control with Licensee. Control means

(i)	the direct or indirect ownership of at least 50% of voting securities,

(ii)	the power to govern the financial and operating policies of the entity, or

(iii)	the power to appoint the management of the entity.

(b)	“Agreement” means this Exclusive Licensing Agreement, as amended from time to time.

(c)	“Diligence Report” has the meaning assigned to it in Appendix B.

(d)	“Exclusivity Period” has the meaning assigned to it in Article 1.1(n).

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(e)	“Fair Market Value” means the cash price that would be paid in an arm’s length transaction between two unrelated parties.

(f)	“Field of Use” has the meaning assigned to it in Appendix A.

(g)	“Force Majeure Event” has the meaning assigned to it in Article 13.9.

(h)	“Gross Sales” has the meaning assigned to it in Article 1.1(o)

(i)	“Have Sold” has the meaning assigned to it in Article 2.1.

(j)

“Insolvency” means that either party files or has filed against it a petition in bankruptcy or is the subject of any proceedings related to liquation, insolvency or the appointment of a receiver or similar officer.

(k)

“Know-How” means the University’s proprietary information which has been created or developed by Dr. Uday Kompella and fixed in any tangible medium of expression as of the Effective Date, and which is directly related to the use of, or desirable for the practice of, the Licensed Patents.

(l)	“Licensee” means the entity listed in the Preamble and any of its Affiliates.

(m)

“Licensed Patent” means the United States and foreign patent(s) and/or patent application(s) listed in Appendix A together with any and all divisionals, continuations of those applications and the patents issued therefrom, including any reissues, reexaminations, or extensions of such patents, and claims of any continuations-in-part applications and resulting patents that are directed to inventions specifically described and enabled in the patents and patent applications listed in Appendix A.

(n)

“Licensed Product” means any product, service, or process, the making, use, offer for sale, sale, importation or rendering of which would infringe one or more Valid Claims in the country in which it is made, used, sold, offered for sale, imported, or rendered; or any product which is manufactured, or any service which is rendered, using a process which would infringe one or more Valid Claims in the country in which it is made, used, sold offered for sale, imported, or rendered; or any product embodied in the Licensed Patents which is sold under the benefit of a statutory or regulatory exclusivity period (“Exclusivity Period”).

(o)

“Net Sales” means, with respect to any Licensed Product, the gross amount actually received by or on behalf of a Licensee or Sublicensee for sales of such Licensed Product to third parties (“Gross Sales”), less the following accrued deductions if and to the extent they are included in the Gross Sales of such Licensed Product and are reported on the relevant Royalty Report: (a) rebates, quantity and cash discounts, chargebacks and other usual and customary discounts

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to customers, (b) taxes and duties paid, absorbed or allowed that are directly related to the sale of the Licensed Product, (c) credits or allowances for spoiled, damaged, out-dated, rejected or returned Licensed Product, (d) discounts or rebates or other payments required by applicable law, including any governmental special medical assistance programs, and (e) freight, insurance and other transportation expenses to the extent added to the sales prices and set forth separately as such in the total amount invoiced. (For the avoidance of doubt, the transfer of any Licensed Product by Licensee or one of its Affiliates to another Affiliate of Licensee for sale by such transferee Affiliate to a third party is not considered a part of Gross Sales; in such cases, Net Sales is determined based on the Gross Sales amount made by such Affiliate to such third party, less the adjustments allowed under this Article. Sales to an Affiliate of Licensed Products that are not intended for downstream sales to a third party are included under Gross Sales.) The supply of Licensed Products as samples, for use in non-clinical or clinical trials, or for use in any test or studies reasonably necessary to comply with any applicable laws, rules or regulations is not included in the computation of Net Sales. Net Sales is determined from books and records maintained in accordance with United States generally accepted accounting principles as consistently applied with respect to sales of the Licensed Products.

(p)	“Notice Date” means the date the party to whom notice is sent receives the notice at the address indicated in Article 13.2. Notice Date does not mean actual notice.

(q)	“Recipient” means a party who receives information from the other party to this Agreement.

(r)	“Royalty Report” is included as Appendix C.

(s)	“Senior Executives” means a person with authority to contractually bind the party.

(t)	“Sublicense” means a grant of rights by Licensee to a third party to make, have made, use, have used, sell, have sold, import, have imported, exported, or have exported Licensed Product.

(u)	“Sublicensee” means the third party granted a Sublicense from the Licensee.

(v)

“Sublicense Income” means all consideration received by the Licensee from a third party as consideration for the grant of a Sublicense or an option for a Sublicense to the Licensed Patents, less [___]** percent ([___]** %) of Licensee’s reasonable legal fees and broker fees, if any, that have not otherwise been reimbursed and which are directly related to the Sublicense transaction up to a maximum of [___]** percent ([___]** %) of the total consideration received for the Sublicense transaction. Such consideration includes without limitation any upfront, license initiation or signing fees, license maintenance fees, milestone payments, unearned portion of any minimum annual royalty payment, equity, and the Fair Market Value of any non-cash consideration paid to Licensee for sublicense rights.

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Sublicense Income excludes:

(i)	sums received as royalties on Net Sales by the Sublicensees, such Net Sales being subject to the royalty on Net Sales in Appendix A;

(ii)	amounts paid for equity of the Licensee up to its Fair Market Value; or,

(iii)

payments received by Licensee for research and development up to the actual cost of performing such research and development, where such actual costs for scientific consulting will reflect a commercially reasonable FTE or man/year charge, as separately reported and supported by appropriate documentation.

(w)	“Term” has the meaning assigned to it in Article 12.1.

(x)	“Territory” has the meaning assigned to it in Appendix A.

(y)	“University Indemnitees” includes the University, its regents, employees, students, officers, agents, affiliates, representatives, and inventors.

(z)

“Valid Claim” means a pending or issued and unexpired claim of a Licensed Patent so long as the claim has not been irrevocably abandoned or declared to be invalid through no fault of Licensee in a non-appealable decision of a court or other government agency of competent jurisdiction.

1.2    Other Definitional Provisions.

(a)	All references to statutes and related regulations include

(i)	any past and future amendments of those statutes and related regulations; and

(ii)	any successor statues and related regulations.

(b)	The words “including,” “includes,” and “include” are deemed to be followed by the words “without limitation.”

1.3    All references to currency in this Agreement such as “Dollars” or “$” refer to the lawful currency of the United States of America.

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Article 2 Grant and Reservation of Rights

2.1    License. Subject to the terms and conditions of this Agreement, the University grants to the Licensee (a) an exclusive license to the Licensed Patents to make, have made, use, import, offer to sell, sell, Have Sold, and practice the Licensed Products in the Field(s) of Use and the Territory, and (b) a non-exclusive license to use the Know How as necessary for the practice of the Licensed Patents. “Have Sold” means the sale of Licensed Products by agents or distributors for, and on behalf of the Licensee. For the avoidance of doubt, if a distributor pays to Licensee an up front payment in exchange for such distribution agreement, such up front payment shall be deemed Sublicensee Income as described in Article 4 below.

2.2    Reservation of Rights. The license granted under Article 2.1 is expressly made subject to the University’s reservation, on behalf of itself, future not-for-profit employers of the inventors of the Licensed Patents, and all other not-for-profit academic and research institutions, of the right to practice the Licensed Products under the Licensed Patent(s) for educational, research, clinical, or other non-commercial purposes.

2.3    Limitation on Rights. This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of the University other than the Licensed Patents, regardless of whether such patents are dominant or subordinate to the Licensed Patents.

Article 3 Economic Consideration

3.1    As consideration for the licenses and rights granted under this Agreement, Licensee agrees to pay to the University the economic consideration specified in Appendix A.

Article 4 Sublicensing

4.1    Sublicenses Permitted. The Licensee may sublicense the rights granted in Article 2.

4.2    Sublicensee Royalties. The Licensee shall do the following:

(a)

Pay royalties on Net Sales by its Sublicensee and on Sublicense Income as specified in Appendix A. Payment by Licensee of royalties on Net Sales by Sublicensees becomes due when Licensee receives its royalty payment under the Sublicense for such Net Sales by the Sublicensee.

(b)	Include terms in the Sublicense that are consistent with and do not conflict with this Agreement and a requirement that the Sublicensee indemnify the University as set forth in Article 11.2.

(c)	Include language within the Sublicense agreement which makes the University a third party beneficiary under the Sublicense agreement with the right to enforce

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its right of indemnification against the Sublicensee. Licensee shall cooperate as reasonably required by University in the enforcement of the indemnification provision and shall provide any documentation or other written evidence as necessary for such enforcement, at Licensee’s sole expense.

(d)

Retain all responsibility for the performance of all Sublicensees under a Sublicense as if the performance was carried out by the Licensee itself, including the payment to the University of any Net Sales royalties, minimum annual royalties, milestone payments, and other license fees or payments provided for a Sublicense, regardless of whether the Sublicensee pays the Licensee.

(e)	Require payment of cash consideration only from Sublicensees unless the University has expressly consented in writing and in advance to other consideration.

4.3    Required Provisions. The Licensee shall include the following provisions for the benefit of the University in all Sublicenses:

(a)	Article 3 Economic Consideration, Article 6 Reports, Records and Audits including the University’s direct right to audit the Sublicensee, and Article 11 Warranties, Indemnification, and Insurance.

4.4    Sublicenscee Conduct. The Licensee shall cause the Sublicensee to covenant to do the following:

(a)	Submit to the University and the Licensee:

(i)	Diligence Reports including at least the same level of detail as set forth in Appendix B; and

(ii)	Royalty Reports in the form set forth in Appendix C.

(b)	Agree to the equivalent of Article 5 U.S. Government Rights and Requirements, Article 8 Export, Article 7 Confidential Information and Article 13.14 Survival.

4.5    Termination of Licenses or Sublicense.

(a)

The Licensee shall cause the Sublicense to be subject to the termination of this Agreement; provided, however, that the Sublicense shall not be subject to the termination of this Agreement if Licensee and Sublicensee comply with Article 4.5(b) below.

(b)

In the event this Agreement is terminated pursuant to Articles 12.2, 12.3 or 12.5, the Licensee and Sublicensee shall agree to assign any Sublicense to the University so long as the Sublicensee complies with Article 4, the Sublicensee is not in breach of its Sublicense, and the University is not obligated to incur any obligations or make any representations or warranties in excess of those contained in this Agreement.

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(c)	The Licensee shall require the automatic termination of the Sublicense in the event the Sublicensee institutes a legal action challenging the validity of any Licensed Patent.

4.6    Copy of Sublicense. The Licensee shall submit to the University a copy of each fully executed Sublicense agreement and any amendments to Sublicenses granted by the Licensee under the licenses granted under this Agreement. The Sublicense agreements and amendments must be postmarked within 30 days of their execution.

Article 5 U.S. Government Rights and Requirements

5.1    The Bayh-Dole Act. The Licensee understands that this Agreement is subject to all of the terms and conditions of 35 U.S.C. §§ 200-212, (“The Bayh-Dole Act”) and 37 C.F.R. § 401. Accordingly, the Licensee shall take all reasonable action necessary to enable the University to satisfy its obligations under The Bayh-Dole Act including the use of commercially diligent efforts to cause any Licensed Products to be manufactured substantially in the United States if required by the Bayh-Dole Act. Licensee may apply to NIH for any waiver of this manufacturing requirement that may be necessary.

Article 6 Reports, Records, and Audits

6.1    Reports. The Licensee shall submit the following reports to the University via email attachment and writing:

(a)	Annual Diligence Reports as set forth in Appendix B for each calendar year beginning on March 31, 2015 (for the year ended December 31, 2014).

(b)	Quarterly Royalty Reports as set forth in Appendixes A and C for each calendar quarter regardless of any Net Sales beginning in the calendar quarter of the first commercial sale.

If the first reporting period is not a complete year or quarter, the Licensee shall, or shall cause the Sublicensee to, report partial periods.

6.2    Records. The Licensee shall do the following:

(a)

Keep accurate records and cause its Sublicensees to keep accurate records in sufficient detail to reflect its operations under this Agreement and to enable the royalties accrued and payable under this Agreement to be determined.

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(b)

Retain the records for at least three years after the close of the period to which they pertain, or for such longer time as may be required to resolve any question or discrepancy raised by the University.

6.3    Audits.

(a)

Upon the request of the University, with reasonable notice, but not more frequently than once a calendar year, the Licensee shall permit an independent public accountant selected and paid by the University, and who enters into a non-disclosure agreement with Licensee or Sublicensee (provided, however, that such non-disclosure agreement shall not prevent the accountant from disclosing to the University supporting information relevant to the audit report findings, which information shall be treated as confidential information under Article 7), to have access during regular business hours to records, reports and other information relating to any Sublicense or the licenses as may be necessary to verify the accuracy of made or payable royalty payments. The audit shall be conducted in a manner so as not to unreasonably disrupt Licensee’s or Sublicensee’s business.

(b)	The accountant will disclose information acquired to the University only to the extent that it should properly have been contained in the royalty reports required under this Agreement.

(c)

If an inspection or audit shows an underreporting or underpayment in excess of, for any 12-month period, the greater of: (i) ten percent or (ii) twenty thousand dollars ($20,000), then Licensee shall reimburse the University for the cost of the inspection or audit and pay the amount of the underpayment including any interest as required by this Agreement.

Article 7 Confidential Information

7.1    Responsibilities. The parties shall vigilantly protect all confidential information disclosed by the other party under this Agreement from disclosure to third parties. The parties shall not make disclosures of the other party’s confidential information without the written permission of the other party.

7.2    Ownership. All written documents containing confidential information and other material in tangible form received by the Recipient under this Agreement remain the property of the disclosing party. Upon request of the disclosing party, the Recipient shall return such documents to the disclosing party or provide evidence of their destruction.

7.3    Future Information and Inventions. All invention disclosures, scientific data, and business information disclosed by either party including the Sublicensees under this Agreement are considered confidential information.

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7.4    Exceptions. Confidential information does not include the following:

(a)	Information which at the time of disclosure had been previously published or was otherwise in the public domain through no fault of Recipient,

(b)	Information which becomes public knowledge after disclosure unless such knowledge results from a breach of this Agreement.

(c)	Information which was already in Recipient’s possession prior to the time of disclosure as evidenced by written records kept in the ordinary course of business or by proof of actual use.

(d)	Information that is independently developed without use of the confidential information.

(e)	Information which is required to be disclosed by law, court order, or government regulation.

7.5    CORA. The Licensee acknowledges that the University is subject to the Colorado Open Records Act, C.R.S. §§ 24-72-201, et seq. (CORA). All plans and reports marked “Confidential” shall be treated by the University as confidential to the extent permitted under § 24-72-204. Certain categories of information, including trade secrets and information implicating legal privileges, are not required to be released in response to requests for information under CORA.

Article 8 Export

8.1    Export Prohibition. Licensee shall not export or re-export Licensed Patents, Licensed Products, Know-How, confidential information or technical information to any country, individual, or entity except when such export or re-export is authorized in full compliance with the laws and regulations of the United States, as applicable.

8.2    Applicable Law. Applicable laws and regulations may include but are not limited to the Export Administration Regulations, the International Traffic in Arms Regulations, and the economic sanctions regulations administered by the U.S. Department of the Treasury.

Article 9 Patent Prosecution

9.1 Licensee’s Responsibilities. The Licensee shall assume primary responsibility for preparing, filing and prosecuting broad patent claims for the Licensed Patents (including any interference or reexamination actions) for the University’s benefit. Before transferring the Licensed Patents to other patent counsel, the Licensee shall provide the University written notice of such transfer and the name of Licensee’s patent counsel. Further, the Licensee shall assume primary responsibility for all patent activities, including all costs, associated with the perfection and maintenance of the Licensed Patents and shall provide the University with copies of all official documents and correspondence relating to the inventorship, prosecution, maintenance, and validity of the Licensed Patents prior to the filing of such documents. The Licensee shall

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provide reasonable notice and describe the proposed action to the University before taking any substantive actions in prosecuting the claims and the University retains final approval on how to proceed with any such action. The University agrees to promptly respond to any requests relating to the foregoing. To aid the Licensee in this process, the University shall provide information, execute and deliver documents and do other acts as Licensee may occasionally reasonably request. The Licensee shall reimburse the University for the University’s third party expenses in complying with such requests. The Licensee may not abandon prosecution of any U.S. or foreign patent application without first notifying the University of the Licensee’s intention and reason therefore at least 60 days prior to any bar date and providing the University with reasonable opportunity to assume responsibility for prosecution and maintenance of such patents and patent applications.

9.2    On-Going Patent Prosecution. If the Licensee does not pursue patents in the U.S. or a foreign jurisdiction where patent protection may be available, the Licensee shall notify the University 60 days prior to any patent prosecution bar date in the U.S. or foreign jurisdiction so that the University may prosecute patents in that jurisdiction if the University desires. If the University pursues such U.S. or foreign patent protection, then from that time forward all such patent applications and any patents arising therefrom will not be considered Licensed Patents under this Agreement and Licensee forfeits all rights under this Agreement to such patent applications and any patents arising therefrom. The University is responsible for all costs associated with those patent applications and patents it decides to pursue and maintain.

9.3 University’s Right to Resume Prosecution. If the Licensee is in material breach of any provision of this Article 9, and has failed to cure such breach within thirty (30) days after notification of such breach by the University, the University may provide the Licensee with written notice at any time regardless of when the breach occurred that the University wishes to resume control of the preparation, filing, prosecution, and maintenance of any patent applications or patents included in the Licensed Patents; provided that the University retains the right to resume prosecution immediately in order to protect a material right. If the University elects to resume these responsibilities, the Licensee shall cooperate fully with the University, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of these patent applications or patents and shall provide the University with complete copies of all documents or other materials that the University deems necessary to undertake such responsibilities. With respect to patent prosecution expenses incurred by the University after the University has resumed prosecution, the Licensee shall reimburse the University within 30 days of receiving an invoice from the University.

Article 10 Patent Enforcement

10.1    Notice of Infringement. The University and the Licensee shall inform the other party within [___]** ([___]**) days, in writing, of any suspected infringement of the Licensed Patents by a third party. The parties shall include in the notice all evidence of infringement possessed by the suspecting party. Upon such notice and before proceeding with any action (e.g., cease and desist notice), the parties shall consult with each other.

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10.2    University Suit. The University has the first right to institute suit, and may name the Licensee for standing purposes. If the University decides to institute suit, it will provide written notice to the Licensee within [___]** days of the date when the University receives notice of infringement, but in any event at least [___]** days prior to filing a complaint. If within [___]** days of such notice from the University, the Licensee does not notify the University in writing that it will jointly prosecute the suit, the Licensee shall assign and does hereby assign to the University all rights, causes of action, and damages resulting from the alleged infringement. The University will bear the entire cost of the litigation and will retain the entire amount of any recovery or settlement.

10.3    Joint Suit. If the University and the Licensee agree to institute suit jointly, the parties to this Agreement shall bring the suit in both parties’ names, the out-of-pocket costs thereof shall he borne equally, and any recovery or settlement shall be shared equally. The University and the Licensee shall agree to the manner in which they shall exercise control over such suit. The parties may agree to retain counsel which will represent the University and the Licensee jointly, and in such case the parties shall bear the costs of counsel equally. Each party, at its option, may be represented by separate counsel of its own selection, the fees for which will be paid by the party electing to retain its own counsel.

10.4    Licensee Suit. In the absence of a University suit pursuant to Article 10.2 or absent an agreement to institute a suit jointly pursuant to Article 10.3, the Licensee may institute suit. The Licensee shall keep the University reasonably apprised of the status and progress of any litigation, and the University agrees to join such suit as requested by the Licensee as necessary for standing purposes and to otherwise reasonably cooperate with the Licensee. The University shall assign and does hereby assign to the Licensee all rights, causes of action, and damages resulting from the alleged infringement. The Licensee shall bear the entire cost of such litigation and any recovery or settlement shall be divided between the parties as follows: (i) first, to reimburse any legal or other out of pocket expenses incurred by the parties, in proportion to the amount of such expenses; (ii) second, any remaining amount of recovery or settlement shall be shared according to the terms of Articles 3 and 4 of this Agreement, as appropriate (i.e. recovered damages which are designated as lost sales shall be treated as Net Sales, and recovered damages which are designated as lost sublicensing income shall be treated as Sublicense Income), and any punitive or other additional damages will be retained by Licensee.

Article 11 Warranties, Indemnifications, and Insurance

11.1    Disclaimer of Warranties.

(a)

THE UNIVERSITY MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE OR ITS SUBLICENSEE(S) OR VENDEES OR OTHER TRANSFEREES OF LICENSED PRODUCTS OR ANY OTHER PRODUCTS OR PROCESSES INCORPORATING OR MADE BY USE OF THE LICENSED PATENTS OR KNOW-HOW.

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(b)

THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OR SALE OF LICENSED PRODUCTS OR ANY OTHER PRODUCTS OR PROCESSES INCORPORATING OR MADE BY USE OF THE LICENSED PATENTS OR KNOW-HOW WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, SERVICE MARK, OR OTHER RIGHTS.

(c)	Nothing in this Agreement may be construed as

(i)	a warranty or representation by the University as to the validity or scope of any of the rights included in the Licensed Patents;

(ii)	a warranty or representation that the Licensed Patents, or anything made, used, sold or otherwise disposed of under this Agreement will or will not infringe patents, copyrights or other rights;

(iii)	an obligation to furnish any know-how or services not agreed to in this Agreement, or

(iv)	an obligation by the University to bring or prosecute actions or suits against third parties for infringement, or to provide any services other than those specified in this Agreement.

11.2    Indemnification. The Licensee shall indemnify, defend, and hold University Indemnitees harmless from and against all liability, demands, damages, losses, and expenses (including attorney fees), for death, personal injury, illness, property damage, noncompliance with applicable laws and any other claim, proceeding, demand, expense and liability of any kind whatsoever in connection with or arising out of any of the following:

(a)	The use of any Licensed Patents or Know-How by or on behalf of Licensee, its directors, officers, employees or third parties whose actions are attributable to, or have been caused by, Licensee; or

(b)

The design, manufacture, production, distribution, advertisement, consumption, sale, lease, sublicense or use of any Licensed Products or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patents or Know-How; or

(c)	Any material breach of an obligation of Licensee under this Agreement.

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Notwithstanding anything to the contrary herein, the indemnification obligations of Licensee under this Article 11.2 do not apply to any claims to the extent they relate to the inventorship of the Licensed Patents as they exist on the Effective Date.

11.3    Insurance. The Licensee represents and warrants that it will procure and maintain as is customary in the industry, comprehensive general liability insurance, including product liability insurance, and any other insurance customary in the industry, and that such insurance coverage lists the University and the University Indemnitees as additional insureds. Within 150 days after the execution of this Agreement and thereafter on University’s request, the Licensee shall present evidence to the University that the coverage is maintained with the University and the University Indemnitees listed as additional insureds. In addition, the Licensee shall provide the University with at least 30 days prior written notice of any material change in or cancellation of insurance coverage.

Article 12 Duration, Conditions, Termination, and Conversion

12.1    Term. This Agreement is effective as of the Effective Date and expires on the later of (a) the expiration date of the last to expire patents within the Licensed Patents, or (b) the end of any Exclusivity Period, unless terminated pursuant to Article 12.2, 12.3 or 12.5.

12.2    Termination of Agreement by Licensee. The Licensee may terminate this Agreement at any time on 60 days prior written notice to the University, if the Licensee does all of the following:

(a)	Pays all undisputed amounts due to the University through the termination date.

(b)	Submits final payments as provided in Appendix A and a final report of the type described in Article 6 Reports, Records and Audits.

(c)	Returns any confidential information provided to the Licensee by the University in connection with this Agreement.

(d)

Suspends its use and sales of the Licensed Products; provided however, that subject to making the payments required by Article 3 and the reports required by Article 6, Licensee may, for a period of 120 days after the effective date of such termination, sell all Licensed Products which may be in inventory.

(e)	Provides the University the right to access any regulatory information filed with any U.S. or foreign government agency with respect to the Licensed Products.

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12.3    Termination by University. The University may terminate this Agreement, if Licensee does and fails to cure, within 60 days of notice after the dispute resolution procedures set forth in Article 13.8 are exhausted, any of the following:

(a)	Is delinquent on any report or fails to make a payment that is not in dispute, within sixty (60) days after the payment is due.

(b)

Is in material breach of the diligence obligations described in Appendix A, including the milestone requirements and such missed milestone is not otherwise excused pursuant to the terms of this Agreement.

(c)	Provides any materially false report, as determined between the parties pursuant to Article 13.8 of this Agreement, or is in material breach of any other material provision of this Agreement.

(d)	Violates any laws or regulations of applicable governmental entities that have a material adverse effect on the

(i)	University; or,

(ii)	Licensee’s ability to perform its obligations under this Agreement.

(e)

Ceases to carry on development activities pertaining to the Licensed Patents for at least two (2) consecutive months, unless a Sublicensee is continuing such development activities, or unless such failure to perform is due to a Force Majeure Event. (“Force Majeure Event” has the meaning assigned to it in Article 13.9.)

(f)	Institutes a legal action challenging the validity of any Licensed Patent.

(g)

Claims that its production, use, manufacture, rendering, or sale of any product, service, or process that the University reasonably believes is a Licensed Product does not infringe a Licensed Patent. With respect to a dispute under this Article 12.3(g), and after the dispute resolution process in Article 13.8 is exhausted, the parties shall submit to a third party law firm who is mutually agreed by the parties, information to determine whether the production, use, manufacture, rending or sale of the product, service or process infringes a Licensed Product, and the third party law firm will prepare a report for the parties with its determination. In the event that the third party law firm determines that such product, services or process does infringe, then the University may, at its option, terminate this Agreement pursuant to this Article 12.3(g). Neither party is foreclosed from pursuing any judicial remedy upon receipt of the law firm’s report.

12.4    Conversion to Non-Exclusive License. The University may at its reasonable discretion convert the license granted under Article 2.1(a) to a non-exclusive license if the Licensee, after beginning commercial sales of the Licensed Products stops selling Licensed Product for two consecutive calendar quarters unless a Sublicensee is selling Licensed Products, and provided that the Licensee or Sublicensee has not ceased selling Licensed Products due to any Force Majeure Event.

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12.5    Automatic Termination. This Agreement immediately terminates upon Licensee’s dissolution, liquidation, Insolvency, or bankruptcy. In the case of a bankruptcy, this Agreement does NOT pass to a trustee in bankruptcy nor may the Agreement be held as an asset of said bankrupt.

12.6    Partial Termination by University. As an alternative to terminating this Agreement under Article 12.3, in the event that Licensee does and fails to cure, within 60 days of notice, any breach under Article 12.3 (and subject to the dispute resolution procedure set forth in Article 13.8) relative to any of the Licensed Products embodied in the Licensed Patents, the University may, in its sole discretion, remove from the definition of Licensed Patents the patents and patent applications that are directed to such Licensed Product, together with any and all divisionals and continuations of those applications and the patents issued therefrom, and terminate Licensee’s rights under this Agreement to such patent applications and patents, and Appendix A will be automatically amended to reflect such removal.

Article 13 General

13.1    Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties to this Agreement.

(a)

Assignment by Licensee. Subject to Articles 13.1(b) and (d), the Licensee may assign this Agreement as part of a sale, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, or any other transfer of (i) Licensee’s entire business; or (ii) that part of Licensee’s business that exercises all rights granted under this Agreement.

(b)

Conditions of Assignment. Prior to any assignment, the following conditions must be met: (i) Licensee must provide the University 10 days prior written notice of the assignment, including the new assignee’s contact information; and (ii) the new assignee must agree in writing with the University to be bound by this Agreement.

(c)

Bankruptcy Petition. In the event the Licensee informs the University that the Licensee is considering filing a bankruptcy petition, the Licensee may assign this Agreement if the University determines in its sole discretion that the party has provided or can provide adequate assurance of future performance, including diligent development and sales, of the Licensed Patents.

(d)	Any Other Assignment by Licensee. Any other attempt to assign this Agreement by the Licensee is null and void.

13.2    Notice.

(a)

Licensee will provide written notice to the University at least 90 days prior to bringing an action seeking to invalidate any Licensed Patent or a declaration of non-infringement. Licensee shall include in such written notice an identification of all prior art it believes invalidates any claim of the patent.

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(b)

Notice under this Agreement is sufficient if given by registered mail, postage prepaid, and addressed to the party to receive such notice at the addresses given below, or such other address as may hereafter be designated by notice in writing.

The University shall mail all general notices to Licensee to the following address:

Ocugen, Inc

Bioscience Park Center

12635 E. Montview Blvd. Ste 100

Aurora, CO 800456

Attn: [___]**

Telephone: [___]**

Fax: [___]**

With copies to:

[___]**

Attn: [___]**

The Licensee and Sublicensees shall mail all general notices to the University to the following address:

License Administrator, CU Case #[___]**.

Office of Technology Transfer

University of Colorado, 588 SYS

4740 Walnut Street

Boulder, CO 80309

(c)	Either party may change its address with written notice to the other party.

(d)	Notwithstanding the other provisions in this Article 13, the University may email financial invoices to Licensee (i.e., accounting contact) to the following contact person:

Name: [___]**

Email: [___]**

13.3    Use of Names and Marks: The Licensee agrees not to identify the University in any promotional advertising, press releases, sales literature or other promotional materials to be disseminated to the public or any portion thereof without the University’s prior written consent in each case, except that Licensee may state that it has a license for the Licensed Patents from the University. The University may state that it has a license for the Licensed Patents with the

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Licensee. Licensee further agrees not to use the name of the University or any University faculty member, inventor, employee or student or any trademark, service mark, trade name, copyright or symbol of the University, without the prior written consent of the University, entity or person whose name is sought to be used.

13.4    Marking: The Licensee shall cause Licensed Products sold under this Agreement to be marked with the notice of the patent numbers or patent pending, as may be appropriate.

13.5    University Rules and Regulations. The Licensee acknowledges that University employees who are engaged by the Licensee, whether as consultants, employees, or otherwise, or who possess a material financial interest in the Licensee, are subject to the University’s rule regarding outside activities and financial interests as set forth in the University’s intellectual property policy and related policies regarding conflicts of interest and outside consulting, as may be amended from time to time. Any term or condition of an agreement between the Licensee and a University employee that seeks to vary or override such employee’s obligations to the University may not be enforced against such personnel or the University without the express written consent of the Principal Technology Transfer Officer as well as University Physicians, Inc., as applicable.

13.6    Compliance with the Law. The Licensee shall comply with all commercially material local, state, federal, and international laws and regulations relating to its obligations under this Agreement regarding the development, manufacture, use, and sale of Licensed Products.

13.7    Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of Colorado.

13.8    Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement, and prior to the University exercising any right to termination as set forth in Articles 12.3, 12.4 and 12.6, the affected party shall promptly provide notice to the other party, and the parties shall attempt in good faith to resolve the matter.

(a)

Any disputes not so resolved shall be referred to the Principal Technology Transfer Officer for the University and to Licensee’s Senior Executives with settlement authority, who shall meet at a mutually acceptable time and location within 30 days of the Notice Date and shall attempt to negotiate a settlement.

(b)

If the Senior Executives fail to meet within 30 days of the Notice Date, or if the matter remains unresolved for a period of 120 days after the Notice Date, the parties may bring a suit, action or proceeding in the state or federal courts located in the State of Colorado.

13.9    Force Majeure. Neither party is liable to the other for delay or failure in the performance of the obligations on its part contained in this Agreement if and to the extent that

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such failure or delay is due to circumstances beyond its control, including but not limited to, acts of governmental authorities or regulatory bodies (a “Force Majeure Event”). It shall notify the other party promptly in the event such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all commercially reasonable efforts to resume performance of its obligations as soon as practicable.

13.10    Merger and Modification of Agreement. The terms and provisions contained in this Agreement constitute the entire Agreement between the parties and supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties with respect to the subject matter, and no agreement or understanding varying or extending this Agreement will be binding upon either party to this Agreement, unless in a written amendment signed by duly authorized officers or representatives of the respective parties, and the provisions of this Agreement not specifically amended thereby remain in full force and effect according to their terms,

13.11    Severability. The provisions and clauses of this Agreement are severable, and in the event that any provision or clause is determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions and clauses.

13.12    Scope. This Agreement does not establish a joint venture, agency or partnership between the parties, nor create an employer—employee relationship.

13.13    Preservation of Immunity. The parties agree that nothing in this Agreement is intended or should be construed as a waiver, either express or implied, of any of the immunities, rights, benefits, defenses or protections provided to the University under governmental or sovereign immunity laws from time to time applicable to the University, including, without limitation, the Colorado Governmental Immunity Act (C.R.S. § 24-10-101, et seq.) and the Eleventh Amendment to the United States Constitution.

13.14    Headings. The headings are included for convenience only and shall not be used to construe this Agreement.

13.15    Survival. The provisions of Articles 6 Reports, Records, and Audits; 7 Confidential Information; 11.1 Disclaimer of Warranties; 11.2 Indemnification; 12.2(d); 13.3 Use of Names and Marks; 13.7 Choice of Law; 13.12 Preservation of Immunity; 13.14 Survival; and any other provision of this Agreement that by its nature is intended to survive, will survive any assignment, termination or expiration of this Agreement.

[Execution Page Follows]

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To evidence the parties’ agreement to this Agreement, the parties have executed it in duplicate and delivered it on the date stated in the Preamble.

THE REGENTS OF THE UNIVERSITY OF COLORADO

By:	/s/

Office of Technology Transfer University of Colorado, 588 SYS Suite 100 4740 Walnut Street Boulder, CO 80309

LICENSEE OCUGEN, INC.

By:	/s/

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APPENDIX A: SPECIFIC TERMS AND CONDITIONS

1.	Licensed Patents:

(a)	The Licensed Patents are as follows:

Internal ID	Country	Serial No	File Date	Title
[___]**	[___]**	[___]**	[___]**	[___]**

[___]**	[___]**	[___]**	[___]**	[___]**

[___]**	[___]**	[___]**	[___]**	[___]**

[___]**	[___]**	[___]**	[___]**	[___]**

(b)	Field of Use: All therapeutic applications.

(c)	Territory: Worldwide.

2.	Financial Conditions:

(a)

Patent Fees and Costs. For patenting expenses incurred by the University prior to the Effective Date, Licensee shall pay to the University twenty-six thousand one hundred forty-nine dollars ($26,178.50) within six (6) months of the Effective Date. With respect to reasonable expenses incurred by the University after the Effective Date related to the nationalization costs for [___]**, the Licensee shall reimburse the University within 30 days of receiving an invoice from the University.

(b)

Equity License Fee. Licensee agrees to issue to University License Equity Holdings, Inc., a Colorado nonprofit corporation (“ULEHI”), pursuant to ULEHI’s standard stock purchase agreement, shares of Licensee’s common stock or membership interests in Licensee (as may be applicable) equal to [___]** percent ([___]**%) of all outstanding shares of capital stock or membership interests of Licensee as of the Effective Date on a fully diluted, as converted to common, basis (such basis including the license fee shares and any stock options granted, but excluding options reserved but not granted), with anti-dilution until such time as Licensee shall issue and sell its capital stock or membership interests to non-affiliated third parties in arms-length transactions having an aggregate purchase price of [___]** dollars ($[___]**).

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(c)	Milestone Fees: Licensee agrees to pay University Milestone fees as follows, provided that the Milestone fees are due only upon the first occurrence of any of the events listed below:

(i)

Initiation of Phase 3 clinical trial (or foreign equivalent, subject to the condition below) after US FDA approval for such trial for a Licensed Product from [___]** (after dosing the first patient): $[___]**.

(ii)

initiation of Phase 3 clinical trial (or foreign equivalent, subject to the condition below) after US FDA approval for such trial approval for a Licensed Product from [___]** (after dosing the first patient): $[___]**.

(iii)	BLA approval by FDA (or foreign equivalent, subject to the condition below) for a Licensed Product from [___]** for first indication: $[___]**.

(iv)	BLA approval by FDA (or foreign equivalent, subject to the condition below) for a Licensed Product from [___]** for first indication: $[___]**.

Upon commencement of any foreign trial or receipt of an approval which may trigger payment of a milestone fee above, Licensee and University shall discuss in good faith whether Licensee has received funding in sufficient amounts to enable Licensee to pay the related milestone fee. If the parties agree that sufficient funding has been received, then Licensee shall pay the milestone, and if the parties agree that sufficient funding has not been received, said milestone fee shall be deferred until the earlier to occur of (1) financing or revenue is received by Licensee for any reason, that is not otherwise contractually obligated to development efforts conducted by Licensee, in sufficient amount to pay the milestone, or (2) sales of Licensed Products have commenced in any country.

(d)

Minimum Annual Royalty. During the term of the Agreement, Licensee agrees to pay to the University an annual, nonrefundable minimum annual royalty of twenty thousand dollars ($20,000), due on the 3rd anniversary of the Effective Date of the Agreement and on each annual anniversary thereafter, and after sales commence, increasing to [___]**% of the previous year’s royalty payments paid to the University. The minimum annual royalty shall be credited against any actual royalties on Net Sales and Sublicense Income due and owing for the contract year in which said minimum annual royalty is due. For the sake of clarity, the minimum annual royalty set forth in this Section 2(d) is due only by the Licensee and not by any Sublicensee.

(e)	Royalty on Net Sales. Licensee agrees to pay the University an earned royalty of [___]** percent ([___]**%) of Net Sales.

(f)	Royalty on Sublicense Income. The Licensee shall pay the University an earned royalty on Sublicense Income as follows:

(i)	[___]** percent ([___]**%) of Sublicense Income for Sublicenses executed after the Effective Date and prior to the one-year anniversary of the Effective Date.

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(ii)

[___]** percent ([___]**%) of Sublicense Income for Sublicenses executed after the one-year anniversary of the Effective Date and prior to the initiation of a Phase I (or foreign equivalent) clinical trial.

(iii)

[___]** percent ([___]**%) of Sublicense Income for Sublicenses executed after initiation of a Phase 1 (or foreign equivalent) clinical trial and prior to the completion of a Phase 3 (or foreign equivalent) clinical trial.

(iv)	[___]** percent ([___]**%) of Sublicense Income for Sublicenses executed after the completion of a Phase 3 (or foreign equivalent) clinical trial.

In the case of Sublicense Income in the form of private equity in the Sublicensee, University shall have the right to receive that portion of the number of shares or other equity interests received by Licensee as are equal to the then-applicable sublicense royalty percentage.

(g)	[Intentionally Deleted]

(h)	Timing or Reporting and Payment Obligations. The Licensee shall

(i)	prepare a quarterly Royalty Report pursuant to Article 6 Reports, Records and Audits and Appendix C, Form of Royalty Report; and

(ii)	submit the earned royalty payment, if any

within 90 days after the end of each quarter of the calendar year.

(i)	No Multiple Royalties. No multiple royalties are payable in the event any Licensed Products are covered by more than one of the Licensed Patents.

(j)	Interest. Licensee shall pay past-due payments including interest at either the rate of [___]** percent per month compounded or the maximum interest rate allowed by applicable law, whichever is less.

(k)

Payments After Agreement Termination. After the Agreement terminates, the Licensee shall continue to submit earned royalty payments and reports required by Article 6 of this Agreement, until all Licensed Products made or imported under this Agreement have been sold and until all sublicense payments have been received by Licensee.

(l)

Tax-exempt. All payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind that may be imposed on the University by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to the University pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by the Licensee.

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(m)

Payments. The Licensee shall make or cause its Sublicensee to make all payments to the University payable to “The Regents of the University of Colorado” within [___]** days of receiving an invoice and mail them to the following address:

Office of Technology Transfer

University of Colorado

Suite 100, 4740 Walnut Street

Campus Box 588

Boulder, CO 80309

ATTN: Accounts Receivable

3.	Licensee Due Diligence Milestones and Obligations

(a)

Milestones. The Licensee shall use commercially reasonable efforts to develop, manufacture, sublicense, market and sell the Licensed Products in the Fields of Use and the Territory in accordance with the Milestones defined here.

(i)	Completion of pre-clinical studies by [___]** months after the Effective Date for the first product (one indication) and additional [___]** months for the second product (one indication)

(ii)

Filing an IND for BLA approval with the FDA (or foreign equivalent) by [___]** months after the Effective Date for the first product (one indication) and additional [___]** months for the second product (one indication)

(iii)

initiation of a Phase I Clinical Trial (or foreign equivalent) within [___]** months of the Effective Date for the first product (one indication) and additional [___]** months for the second product (one indication)

(iv)

Initiation of a Phase 3 Clinical Trial (or foreign equivalent) within [___]** years of the Effective Date for the first product (one indication) and additional [___]** months for the second product (one indication)

In the event the Licensee does not commercialize the Licensed Products in any Field of Use or any Territory, the Licensee shall use commercially reasonable efforts to sublicense the Licensed Products.

Notwithstanding anything to the contrary herein, a failure of the Licensee to meet any of the above Milestones is not a breach of this Agreement and shall be deferred as reasonably necessary in the event that the failure to reach the Milestone(s) is solely due to a Force Majeure Event, provided that the Licensee provides notice to the University promptly in the event such circumstances arise, giving an indication of the likely extent and duration thereof, and uses commercially reasonable efforts to resume performance of its obligations as soon as practicable.

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(b)

University Requested Sublicensing. If the Licensee is unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a Sublicensee, the Licensee shall at the University’s request negotiate in good faith a Sublicense with any such Sublicensee. The Licensee acknowledges the University’s interest in ensuring that Licensed Products are developed and commercialized to the fullest extent possible for the benefit of the public. Nothing in this Section requires the Licensee to enter into a Sublicense with any party if the parties are unable to reach an agreement after good faith negotiations.

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APPENDIX B: DILIGENCE REPORT

1.

Licensed Patents: Pursuant to Article 6 of this Agreement the Licensee is obligated to submit an annual Diligence Report. The Licensee shall submit the Diligence Report within [___]** calendar days of the end of the calendar year, starting in 2015 (for the 2014 calendar year), and mark it as confidential. The Licensee shall include the following items in the Diligence Report:

(a)	Date development plan initiated and time period covered by this report.

(b)	Development Report

(i)	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

(ii)	Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

(c)	Future development activities

(i)	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

(ii)	Estimated total development time remaining before a product will be commercialized.

(d)	Changes to initial development plan

(i)	Reasons for changes.

(ii)	Variables that may cause additional changes.

(iii)	Rationale for delay in or termination of development plans or product lines, including financial, strategic, and legal reasons.

(iv)	Rationale for non-termination of Agreement or retention of Field of Use.

(e)	Additional items to be provided:

(i)

If the Licensee receives funding from the State of Colorado, including funds received through the University, the Licensee shall provide a summary of capital investments and an employee growth chart (# of FTEs, etc.).

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(ii)	Information relating to the Licensed Products that has become publicly available, e.g., published articles, competing products, patents, etc.

(iii)

Development work being performed by third parties other than the Licensee to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

(iv)	Update of competitive information trends in industry and government compliance.

(v)	Update the market plan.

(vi)	Information and copies of relevant materials evidencing the status of any patent applications or other protection relating to the Licensed Products or the Licensed Patents.

(vii)	If changed, the name and current address of Licensee’s patent counsel responsible for the Licensed Patents.

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APPENDIX C: ROYALTY REPORT FORM

Licensee name:

Sublicensee Name: (for Sublicensee reports):

CU Case No.:	Patent No.
Period Covered: From: / /	Through: / /
Prepared By:	Date:
Approved By:	Date:

Royalties due from Net Sales

The Licensee shall, or shall cause each Sublicensee and Affiliate to, report gross sales, Net Sales and Net Sales exclusions separately for each product line or catalog number using the format located below. For the sake of clarity, if the Licensed Products cover several product lines or catalog numbers, the Licensee, including each Affiliate, and each individual Sublicensee shall prepare a separate report for each item.

Product Name: _______________________________________________________________________________________________

Product Catalog No.: __________________________________________________________________________________________

Country (list)	Gross Sales	Net Sales Exclusions*	Net Sales	Royalty Rate	Royalty Due
United States
Other (List)
TOTAL:

Royalties due from Sublicense Income

The Licensee shall, or shall cause each Sublicensee or Affiliate to, report the total amount received from Sublicense Income, Sublicense Income exclusions and the Sublicense Income royalty due separately using the format located below.

Source Sublicense Income	Total Amount Received	Date Earned	Sublicense Income Exclusions*	Sublicense Income Royalty Rate	Royalty Due

TOTAL:

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* Net Sales and Sublicensee Income exclusions are defined in Article 1, Net Sales and Sublicense income definitions, of this Agreement. If the Licensee, including any Affiliate, or Sublicensee makes any deductions whatsoever, then the Licensee shall, or shall cause each individual Sublicensee and Affiliate to, submit an itemized list and detailed explanation of such deductions at the time this report is submitted.

The parties may agree to provide additional information but in no case may the Licensee, including any Affiliate, or Sublicensee provide less information than the information required by this Appendix.

Once this Agreement is executed by both parties, the Licensee may direct questions regarding the reporting of payments to [___]**.

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